EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
Kenneth Schellenberg
FBCInvestorRelations@flagstar.com
(248) 312-5741

Flagstar Bancorp Reports Fourth Quarter 2020 Net Income of $154 million, or $2.83 Per Diluted Share

Key Highlights - Fourth Quarter 2020

•Net interest income grew by $9 million with lower deposit costs and higher warehouse balances.
•Mortgage revenue was $232 million as fallout adjusted lock volume and gain on sale margins stayed strong.
•Asset quality remained solid with low levels of nonperforming loans and an industry-leading coverage ratio.
•Tangible book value per share reached $38.80 at year-end, representing a 36 percent increase for 2020.

TROY, Mich., Jan. 21, 2021 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, today reported fourth quarter 2020 net income of $154 million, or $2.83 per diluted share, compared to third quarter 2020 net income of $222 million, or $3.88 per diluted share and fourth quarter 2019 net income of $58 million, or $1.00 per diluted share.

"It was yet another outstanding quarter, capping off an exceptionally successful year for Flagstar,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. "All of our business segments contributed to produce earnings of $2.83 per share—75 percent of what we earned for the full year of 2019."

"Banking was once again a standout, as net interest income climbed $9 million to $189 million. And once again, our warehouse business led the way, as we continued to grow the low-risk balances this business generates. Our impressive performance in warehouse, coupled with a concerted effort to reduce funding costs, resulted in a flat net interest margin. In fact, net interest margin actually expanded 4 basis points when excluding those loans with government guarantees where we have the right to repurchase.

"We closed the quarter servicing and subservicing approximately 1.1 million loans, consistent with the prior quarter, despite the ongoing pressure of elevated prepayments. This is a testament to our business model, the quality of the service delivered, and the strength of the relationships we have developed with our subservicing partners.

"Our mortgage team continues to deliver, achieving revenues of $232 million for the quarter. While gain on sale margins did compress, we were pleased with how well they held up, finishing at 1.93 percent for the quarter. The team's all-out efforts—coupled with our diverse, multi-channel mortgage platform—made it possible for us to deliver a quality experience to customers all year long in the face of unprecedented volumes.

"Overall, 2020 was one for the record books. The performance of our mortgage and warehouse businesses was extraordinary, supported by the consistent results we have come to expect from servicing. Thanks to this success, we were positioned not only to secure an investment grade rating from Moody's rating agency, but were also able to execute a $150 million stock buyback.

"But the real story of the year was our employees. I could not be more proud of the way they responded, and continue to respond, to COVID-19. First, we had a business continuity plan in place and ready to go, and second, our employees did a masterful job of executing it. We've adapted to the change in our workplace and our success is written in our results. With the momentum of a strong year behind us and the power of a diversified franchise carrying us forward, we believe we are well positioned for continued success in 2021."

Income Statement Highlights
	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in millions, except per share data)
Net interest income	$189	$180	$168	$148	$152
Provision for credit losses	2	32	102	14	—
Noninterest income	337	452	378	157	162
Noninterest expense	319	305	296	235	245
Income before income taxes	205	295	148	56	69
Provision for income taxes	51	73	32	10	11
Net income	$154	$222	$116	$46	$58
Income per share:
Basic	$2.86	$3.90	$2.04	$0.80	$1.01
Diluted	$2.83	$3.88	$2.03	$0.80	$1.00

Key Ratios
	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Net interest margin	2.78%	2.78%	2.86%	2.81%	2.91%
Adjusted net interest margin (2)	2.98%	2.94%	2.88%	2.81%	2.91%
Return on average assets	2.1%	3.1%	1.8%	0.8%	1.0%
Return on average common equity	27.6%	41.5%	23.5%	9.8%	12.7%
Efficiency ratio	60.8%	48.3%	54.3%	77.1%	78.2%
HFI loan-to-deposit ratio	74.5%	75.9%	76.7%	74.9%	76.5%
Adjusted HFI loan-to-deposit ratio (1)	69.8%	74.8%	85.4%	86.3%	84.6%
(1)Excludes warehouse loans and custodial deposits. See Non-GAAP Reconciliation for further information.
(2)Excludes loans with government guarantees available for repurchase. See Non-GAAP Reconciliation for further information.

Average Balance Sheet Highlights
	Three Months Ended					% Change
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	Seq	Yr/Yr
	(Dollars in millions)
Average interest-earning assets	$27,100	$25,738	$23,692	$21,150	$20,708	5%	31%
Average loans held-for-sale (LHFS)	5,672	5,602	5,645	5,248	5,199	1%	9%
Average loans held-for-investment (LHFI)	15,703	14,839	13,596	11,823	12,168	6%	29%
Average total deposits	21,068	19,561	17,715	15,795	15,904	8%	32%

Net Interest Income

Net interest income in the fourth quarter was $189 million, an increase of $9 million (5 percent) compared to the third quarter. The increase was primarily driven by warehouse loan growth and the impact of lower rates on deposit costs, which was partially offset by lower yields on earning assets. Average earning assets increased $1.4 billion, reflecting an increase of $1.3 billion in average total loans, primarily warehouse, partially offset by a $0.3 billion decrease in average investment securities.

The net interest margin in the fourth quarter was 2.78 percent, flat to the prior quarter. Excluding the impact from the loans with government guarantees that have not been repurchased and do not accrue interest, adjusted net interest margin expanded 4 basis points to 2.98 percent in the fourth quarter, compared to adjusted net interest margin of 2.94 percent in the prior quarter. The increase in the adjusted net interest margin was primarily driven by an increase in higher yielding warehouse loans and lower rates on deposits. Retail banking deposit rates decreased 18 basis points driven by the expiration of promotional rates on some of our savings deposits and the maturity of higher cost time deposits. This improvement more than offset the impact of declining interest rates in certain other categories of loans held-for-investment.

Loans held-for-investment averaged $15.7 billion for the fourth quarter, increasing $0.9 billion (6 percent) from the prior quarter. The increase was primarily driven by $1.3 billion (22 percent) higher average warehouse loan balances as we grew this business and took advantage of the strong mortgage market. The result was partially offset by $0.2 billion (5 percent) lower average consumer loans, primarily due to a decrease in our residential first mortgage portfolio and $0.2 billion (12 percent) lower commercial and industrial loans.

Average total deposits were $21.1 billion in the fourth quarter, increasing $1.5 billion (8 percent) from the third quarter. Average custodial deposits increased $1.2 billion (16 percent) due to higher prepayments from refinancing and average demand and savings deposits and government deposits increased $0.5 billion (6 percent).

Provision for Credit Losses

The provision for credit losses was $2 million for the fourth quarter, as compared to $32 million for the third quarter 2020. Our allowance for credit losses remained flat as compared to the balance as of September 30, 2020, due to continued economic uncertainty caused by COVID-19. We continue to believe the economic recovery will be challenged by the COVID-19 pandemic for an extended period of time and significant uncertainty remains related to distribution of the vaccines and government stimulus, especially as it affects consumer loan forbearance and the commercial real estate sector.
Noninterest Income

Noninterest income decreased $115 million to $337 million in the fourth quarter, as compared to $452 million for the third quarter, primarily due to lower mortgage revenues.

Fourth quarter net gain on loan sales decreased $114 million, to $232 million, as compared to $346 million in the third quarter 2020. The net gain on loan sale margin decreased 38 basis points, to 1.93 percent for the fourth quarter 2020, as compared to 2.31 percent for the third quarter 2020. Fallout-adjusted locks decreased $3 billion, or 20 percent, to $12.0 billion, reflecting seasonal holiday factors which were partially offset by the continued strength of the mortgage environment due to lower rates.

Lower mortgage rates continued to drive refinance activity causing prepayment speeds to be elevated, resulting in a $12 million decrease in the net return on mortgage servicing rights in the fourth quarter 2020, compared to a $12 million net return for the third quarter.

Loan fees and charges increased $8 million, to $53 million for the fourth quarter, compared to $45 million for the third quarter, primarily due to higher loss mitigation and forbearance fee income on subserviced loans despite a 9 percent decrease in mortgage closings.

Mortgage Metrics
	As of/Three months ended					Change (% / bps)
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1) (2)	$12,000	$15,000	$13,800	$11,200	$8,200	(20)%	47%
Mortgage loans closed (1)	$13,100	$14,400	$12,200	$8,600	$9,300	(9)%	41%
Net margin on mortgage rate lock commitments (fallout-adjusted) (2)	1.93%	2.31%	2.19%	0.80%	1.23%	(38)	70
Net gain on loan sales	$232	$346	$303	$90	$101	(33)%	N/M
Net return (loss) on mortgage servicing rights (MSR)	$—	$12	$(8)	$6	$(3)	N/M	N/M
Gain on loan sales + net return on the MSR	$232	$358	$295	$96	$98	(35)%	N/M
Loans serviced (number of accounts - 000's) (3)	1,085	1,105	1,042	1,082	1,091	(2)%	(1)%
Capitalized value of MSRs	0.86%	0.85%	0.87%	0.95%	1.21%	1	(35)
N/M - Not meaningful
(1) Rounded to the nearest hundred million
(2) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.
(3) Includes loans serviced for Flagstar's own loan portfolio, serviced for others, and subserviced for others.

Noninterest Expense

Noninterest expense increased to $319 million for the fourth quarter, compared to $305 million for the third quarter. This increase was primarily due to a $7 million loss recognized on the early redemption of senior notes due July 15, 2021 which will settle in January, $3 million due to hiring in the mortgage and servicing business to expand capacity, and an additional $2 million was contributed to the Flagstar Foundation during the quarter to further the community in light of the pandemic and ongoing economic conditions.

Mortgage expenses were $155 million for the fourth quarter, an increase of $7 million compared to the prior quarter. The ratio of mortgage noninterest expense to closings – our mortgage expense ratio – was 1.18 percent an increase of 16 basis points quarter over quarter, primarily driven by efforts to expand capacity and a higher retail channel mix.

The Company's efficiency ratio was 61 percent for the fourth quarter, as compared to 48 percent for the third quarter, primarily driven higher due to the extraordinary levels of gain on sale margin in the third quarter.

Income Taxes

The fourth quarter provision for income taxes totaled $51 million, with an effective tax rate of 24.8 percent, compared to $73 million and an effective tax rate of 24.7 percent for the third quarter. Our effective tax rate remained flat primarily due to a non-recurring tax impact of $2 million from final sale of stock by a shareholder that formerly held more than 50 percent of our outstanding shares.

Asset Quality

Credit Quality Ratios
	As of/Three Months Ended					Change (% / bps)
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	Seq	Yr/Yr
	(Dollars in millions)
Allowance for credit losses (2)	$280	$280	$250	$152	$110	—%	N/M
Credit reserves to LHFI	1.73%	1.70%	1.69%	1.10%	0.91%	3	82
Credit reserves to LHFI excluding warehouse	3.20%	3.07%	2.60%	1.54%	1.12%	13	208
Charge-offs, net of recoveries	$2	$2	$3	$2	$3	—%	(33)%
Total nonperforming LHFI and TDRs	$57	$45	$33	$29	$26	27%	119%
Net charge-offs to LHFI ratio (annualized)	0.04%	0.05%	0.11%	0.08%	0.10%	(1)	(6)
Ratio of nonperforming LHFI and TDRs to LHFI	0.34%	0.28%	0.22%	0.21%	0.21%	6	13

Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.11%	0.07%	0.26%	0.08%	0.08%	4	3
Home equity and other consumer	0.06%	0.23%	0.28%	0.28%	0.49%	(17)	(43)
Commercial real estate	—%	(0.01)%	0.01%	(0.01)%	—%	1	—
Commercial and industrial	0.21%	0.06%	0.08%	0.09%	0.07%	15	14
N/M - Not meaningful
    (1) Excludes loans carried under the fair value option.
(2) Includes the allowance for loan losses and the reserve on unfunded commitments.

The allowance for credit losses was $280 million and covered 1.73 percent of loans held-for-investment at December 31, 2020, a 3 basis point increase from September 30, 2020. Excluding warehouse loans, the allowance coverage ratio was 3.20 percent, a 13 basis point increase from September 30, 2020.

Net charge-offs in the fourth quarter 2020 remained low at $2 million, or 4 basis points of LHFI, compared to $2 million, or 5 basis points in the prior quarter.

Nonperforming loans were $57 million and our ratio of nonperforming loans to loans held-for-investment was 34 basis points at December 31, 2020, a 6 basis point increase compared to September 30, 2020. The increase was due to two commercial borrowers totaling $7 million in exposure that were placed on nonaccrual during the quarter. At December 31, 2020, early stage loan delinquencies totaled $36 million, or 22 basis points, of total loans, compared to $13 million, or 8 basis points, at September 30, 2020.

Capital

Capital Ratios (Bancorp)						Change (% / bps)
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	Seq	Yr/Yr
Tier 1 leverage (to adj. avg. total assets)	7.71%	8.04%	7.76%	8.09%	7.57%	(33)	14
Tier 1 common equity (to RWA)	9.15%	9.21%	9.11%	9.17%	9.32%	(6)	(17)
Tier 1 capital (to RWA)	10.23%	10.31%	10.33%	10.52%	10.83%	(8)	(60)
Total capital (to RWA)	11.89%	11.29%	11.32%	11.18%	11.52%	60	37
Tangible common equity to asset ratio (1)	6.58%	6.90%	6.58%	6.25%	6.95%	(32)	(37)
Tangible book value per share (1)	$38.80	$35.60	$31.74	$29.52	$28.57	9%	36%
(1)See Non-GAAP Reconciliation for further information.

The Company maintained a solid capital position with regulatory ratios above current regulatory quantitative guidelines for "well capitalized" institutions. The capital ratios are impacted by a 100 percent risk-weighting of the warehouse loan portfolio – the largest component of the Company’s held-for-investment portfolio. Adjusting the risk-weighting of warehouse loans to 50 percent, because of the historically low level of losses from this loan portfolio and the fact that the portfolio is fully collateralized with assets that would receive a 50 percent risk weighting, the Company would have had a Tier 1 common equity ratio of 10.77 percent and a total risk-based capital ratio of 14.00 percent at December 31, 2020.

Importantly, tangible book value per share grew to $38.80, up $3.20 from last quarter and an increase of $10.23, or 36 percent, in 2020.

Earnings Conference Call

As previously announced, the Company's fourth quarter 2020 earnings call will be held Thursday, January 21, 2021 at 11 a.m. (ET).

To join the call, please dial (888) 204-4368 toll free or (856) 344-9299 and use passcode 3619451. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, and using passcode 3619451.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $31.0 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 158 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 103 retail locations in 28 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $227 billion of loans representing almost 1.1 million borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes certain non-GAAP financial measures. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	December 31, 2020	September 30, 2020	December 31, 2019
Assets
Cash	$251	$194	$220
Interest-earning deposits	372	86	206
Total cash and cash equivalents	623	280	426
Investment securities available-for-sale	1,944	2,165	2,116
Investment securities held-to-maturity	377	440	598
Loans held-for-sale	7,098	5,372	5,258
Loans held-for-investment	16,227	16,476	12,129
Loans with government guarantees	2,516	2,500	736
Less: allowance for loan losses	(252)	(255)	(107)
Total loans held-for-investment and loans with government guarantees, net	18,491	18,721	12,758
Mortgage servicing rights	329	323	291
Federal Home Loan Bank stock	377	377	303
Premises and equipment, net	392	410	416
Goodwill and intangible assets	157	160	170
Other assets	1,250	1,228	930
Total assets	$31,038	$29,476	$23,266
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$9,458	$9,429	$5,467
Interest-bearing deposits	10,515	10,516	9,679
Total deposits	19,973	19,945	15,146
Short-term Federal Home Loan Bank advances and other	3,900	2,226	4,165
Long-term Federal Home Loan Bank advances	1,200	1,200	650
Other long-term debt	641	493	496
GNMA repurchase options	1,851	1,783	70
Other liabilities	1,272	1,634	951
Total liabilities	28,837	27,281	21,478
Stockholders’ Equity
Common stock	1	1	1
Additional paid in capital	1,346	1,493	1,483
Accumulated other comprehensive income	47	46	1
Retained earnings	807	655	303
Total stockholders’ equity	2,201	2,195	1,788
Total liabilities and stockholders’ equity	$31,038	$29,476	$23,266

Flagstar Bancorp, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)
(Unaudited)

						Change compared to:
	Three Months Ended					3Q20		4Q19
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$212	$206	$201	$201	$213	$6	3%	$(1)	—%
Total interest expense	23	26	33	53	61	(3)	(12)%	(38)	(62)%
Net interest income	189	180	168	148	152	9	5%	37	24%
Provision for credit losses	2	32	102	14	—	(30)	(94)%	2	N/M
Net interest income after provision for credit losses	187	148	66	134	152	39	26%	35	23%
Noninterest Income
Net gain on loan sales	232	346	303	90	101	(114)	(33)%	131	N/M
Loan fees and charges	53	45	41	26	30	8	18%	23	77%
Net return (loss) on the mortgage servicing rights	—	12	(8)	6	(3)	(12)	N/M	3	N/M
Loan administration income	25	26	21	12	8	(1)	(4)%	17	N/M
Deposit fees and charges	8	8	7	9	10	—	—%	(2)	(20)%
Other noninterest income	19	15	14	14	16	4	27%	3	19%
Total noninterest income	337	452	378	157	162	(115)	(25)%	175	108%
Noninterest Expense
Compensation and benefits	125	123	116	102	102	2	2%	23	23%
Occupancy and equipment	44	47	44	41	43	(3)	(6)%	1	2%
Commissions	70	72	61	29	35	(2)	(3)%	35	N/M
Loan processing expense	29	24	25	20	20	5	21%	9	45%
Legal and professional expense	11	9	5	6	9	2	22%	2	22%
Federal insurance premiums	5	6	7	6	6	(1)	(17)%	(1)	(17)%
Intangible asset amortization	3	3	4	3	4	—	—%	(1)	(25)%
Other noninterest expense	32	21	34	28	26	11	52%	6	23%
Total noninterest expense	319	305	296	235	245	14	5%	74	30%
Income before income taxes	205	295	148	56	69	(90)	(31)%	136	197%
Provision for income taxes	51	73	32	10	11	(22)	(30)%	40	N/M
Net income	$154	$222	$116	$46	$58	$(68)	(31)%	$96	166%
Income per share
Basic	$2.86	$3.90	$2.04	$0.80	$1.01	$(1.04)	(27)%	$1.85	183%
Diluted	$2.83	$3.88	$2.03	$0.80	$1.00	$(1.05)	(27)%	$1.83	183%

Cash dividends declared	$0.05	$0.05	$0.05	$0.05	$0.04	$—	—%	$0.01	25%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)
(Unaudited)

	Twelve Months Ended		Change
	December 31, 2020	December 31, 2019	Amount	Percent
Interest Income
Total interest income	$819	$794	$25	3%
Total interest expense	134	232	(98)	(42)%
Net interest income	685	562	123	22%
Provision for credit losses	149	18	131	N/M
Net interest income after provision for credit losses	536	544	(8)	(1)%
Noninterest Income
Net gain on loan sales	971	335	636	N/M
Loan fees and charges	165	100	65	65%
Net return on the mortgage servicing rights	10	6	4	67%
Loan administration income	84	30	54	N/M
Deposit fees and charges	32	38	(6)	(16)%
Other noninterest income	63	101	(38)	(38)%
Total noninterest income	1,325	610	715	117%
Noninterest Expense
Compensation and benefits	466	377	89	24%
Occupancy and equipment	176	161	15	9%
Commissions	232	111	121	N/M
Loan processing expense	98	80	18	23%
Legal and professional expense	31	27	4	15%
Federal insurance premiums	24	20	4	20%
Intangible asset amortization	13	15	(2)	(13)%
Other noninterest expense	117	97	20	21%
Total noninterest expense	1,157	888	269	30%
Income before income taxes	704	266	438	165%
Provision for income taxes	166	48	118	N/M
Net income	$538	$218	$320	147%
Income per share
Basic	$9.59	$3.85	$5.74	149%
Diluted	$9.52	$3.80	$5.72	151%

Cash dividends declared	$0.20	$0.16	$0.04	25%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Selected Mortgage Statistics (1):
Mortgage rate lock commitments (fallout-adjusted) (2)	$12,000	$15,000	$8,200	$52,000	$32,300
Mortgage loans closed	$13,100	$14,400	$9,300	$48,300	$32,700
Mortgage loans sold and securitized	$12,000	$14,500	$8,100	$46,900	$30,300
Selected Ratios:
Interest rate spread (3)	2.44%	2.44%	2.39%	2.40%	2.52%
Net interest margin	2.78%	2.78%	2.91%	2.80%	3.05%
Net margin on loans sold and securitized	1.92%	2.39%	1.24%	2.07%	1.10%
Return on average assets	2.08%	3.15%	0.99%	2.00%	1.05%
Adjusted return on average assets (4) (5)	2.08%	3.15%	0.99%	2.00%	0.96%
Return on average common equity	27.58%	41.54%	12.69%	26.21%	12.84%
Return on average tangible common equity (5)	30.13%	45.42%	14.76%	29.00%	15.15%
Adjusted return on average tangible common equity (4) (5)	30.13%	45.42%	14.76%	29.00%	13.87%
Efficiency ratio	60.8%	48.3%	78.2%	57.6%	75.8%
Common equity-to-assets ratio (average for the period)	7.54%	7.57%	7.83%	7.63%	8.20%
Average Balances:
Average interest-earning assets	$27,100	$25,738	$20,708	$24,431	$18,453
Average interest-bearing liabilities	$13,782	$14,281	$14,208	$14,413	$13,130
Average stockholders' equity	$2,235	$2,141	$1,803	$2,052	$1,695
(1)Rounded to nearest hundred million.
(2)Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.
(3)Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(4)See Non-GAAP Reconciliation for further information.
(5)Excludes goodwill, intangible assets and the associated amortization. See Non-GAAP Reconciliation for further information.

	December 31, 2020	September 30, 2020	December 31, 2019
Selected Statistics:
Book value per common share	$41.79	$38.41	$31.57
Tangible book value per share (1)	$38.80	$35.60	$28.57
Number of common shares outstanding	52,656,067	57,150,470	56,631,236
Number of FTE employees	5,214	4,871	4,453
Number of bank branches	158	160	160
Ratio of nonperforming assets to total assets (2)	0.21%	0.17%	0.15%
Common equity-to-assets ratio	7.09%	7.45%	7.68%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	34.3	35.0	39.7
Capitalized value of mortgage servicing rights	0.86%	0.85%	1.21%
(1)Excludes goodwill and intangibles. See Non-GAAP Reconciliation for further information.
(2)Ratio excludes LHFS.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$5,672	$42	2.99%	$5,602	$45	3.21%	$5,199	$51	3.92%
Loans held-for-investment
Residential first mortgage	2,353	19	3.23%	2,584	21	3.24%	3,215	30	3.60%
Home equity	890	8	3.69%	951	9	3.77%	989	12	4.86%
Other	1,001	13	5.15%	950	13	5.28%	728	11	5.97%
Total consumer loans	4,244	40	3.78%	4,485	43	3.78%	4,932	53	4.20%
Commercial real estate	3,064	27	3.40%	3,007	27	3.47%	2,763	34	4.91%
Commercial and industrial	1,447	13	3.55%	1,650	14	3.25%	1,726	21	4.80%
Warehouse lending	6,948	71	3.99%	5,697	56	3.92%	2,747	33	4.61%
Total commercial loans	11,459	111	3.78%	10,354	97	3.68%	7,236	88	4.77%
Total loans held-for-investment	15,703	151	3.78%	14,839	140	3.71%	12,168	141	4.54%
Loans with government guarantees	2,478	5	0.73%	2,122	5	0.89%	678	4	2.16%
Investment securities	2,493	14	2.27%	2,807	16	2.29%	2,511	16	2.49%
Interest-earning deposits	754	—	0.11%	368	—	0.11%	152	1	2.26%
Total interest-earning assets	27,100	$212	3.09%	25,738	$206	3.16%	20,708	$213	4.04%
Other assets	2,537			2,539			2,328
Total assets	$29,637			$28,277			$23,036
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,842	$—	0.07%	$1,824	$—	0.09%	$1,448	$3	0.70%
Savings deposits	3,847	2	0.20%	3,675	3	0.34%	3,335	10	1.19%
Money market deposits	693	—	0.07%	733	—	0.09%	700	—	0.35%
Certificates of deposit	1,415	5	1.18%	1,672	8	1.62%	2,459	15	2.37%
Total retail deposits	7,797	7	0.33%	7,904	11	0.53%	7,942	28	1.39%
Government deposits	1,579	1	0.26%	1,403	1	0.35%	1,192	4	1.39%
Wholesale deposits and other	1,010	4	1.69%	953	4	1.77%	666	4	2.36%
Total interest-bearing deposits	10,386	12	0.46%	10,260	16	0.62%	9,800	36	1.46%
Short-term FHLB advances and other	1,598	1	0.20%	2,328	2	0.20%	3,262	15	1.74%
Long-term FHLB advances	1,200	3	1.03%	1,200	3	1.03%	650	3	1.43%
Other long-term debt	598	7	4.47%	493	5	4.52%	496	7	5.45%
Total interest-bearing liabilities	13,782	23	0.65%	14,281	26	0.72%	14,208	61	1.65%
Noninterest-bearing deposits
Retail deposits and other	2,155			1,954			1,332
Custodial deposits (1)	8,527			7,347			4,772
Total noninterest-bearing deposits	10,682			9,301			6,104
Other liabilities	2,938			2,554			921
Stockholders' equity	2,235			2,141			1,803
Total liabilities and stockholders' equity	$29,637			$28,277			$23,036
Net interest-earning assets	$13,318			$11,457			$6,500
Net interest income		$189			$180			$152
Interest rate spread (2)			2.44%			2.44%			2.39%
Net interest margin (3)			2.78%			2.78%			2.91%
Ratio of average interest-earning assets to interest-bearing liabilities			196.6%			180.2%			145.8%
Total average deposits	$21,068			$19,561			$15,904
(1)Approximately 80 percent of custodial deposits from loans subserviced which pay interest is recognized as an offset in net loan administration income.
(2)Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(3)Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Twelve Months Ended,
	December 31, 2020			December 31, 2019
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$5,542	$184	3.33%	$3,952	$170	4.30%
Loans held-for-investment
Residential first mortgage	2,704	92	3.36%	3,173	115	3.61%
Home equity	965	39	4.01%	871	46	5.31%
Other	912	49	5.38%	566	36	6.33%
Total consumer loans	4,581	180	3.90%	4,610	197	4.26%
Commercial real estate	3,030	116	3.77%	2,502	136	5.38%
Commercial and industrial	1,692	63	3.65%	1,708	88	5.10%
Warehouse lending	4,694	190	3.98%	2,112	107	4.99%
Total commercial loans	9,416	369	3.86%	6,322	331	5.17%
Total loans held-for-investment	13,997	549	3.87%	10,932	528	4.79%
Loans with government guarantees	1,571	15	1.04%	553	15	2.66%
Investment securities	2,943	70	2.37%	2,845	77	2.71%
Interest-earning deposits	378	1	0.33%	171	4	2.35%
Total interest-earning assets	$24,431	$819	3.33%	$18,453	$794	4.28%
Other assets	2,477			2,221
Total assets	$26,908			$20,674
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,763	$6	0.27%	$1,345	$11	0.77%
Savings deposits	3,597	19	0.52%	3,220	36	1.13%
Money market deposits	707	1	0.15%	736	2	0.32%
Certificates of deposit	1,831	32	1.83%	2,536	59	2.31%
Total retail deposits	7,898	58	0.73%	7,837	108	1.37%
Government deposits	1,301	7	0.56%	1,186	17	1.46%
Wholesale deposits and other	821	16	1.94%	554	13	2.36%
Total interest-bearing deposits	10,020	81	0.81%	9,577	138	1.44%
Short-term FHLB advances and other	2,807	16	0.58%	2,633	59	2.23%
Long-term FHLB advances	1,066	12	1.10%	425	7	1.59%
Other long-term debt	520	25	4.80%	495	28	5.65%
Total interest-bearing liabilities	14,413	134	0.93%	13,130	232	1.76%
Noninterest-bearing deposits
Retail deposits and other	1,799			1,291
Custodial deposits (1)	6,725			3,839
Total noninterest-bearing deposits	8,524			5,130
Other liabilities	1,919			719
Stockholders' equity	2,052			1,695
Total liabilities and stockholders' equity	$26,908			$20,674
Net interest-earning assets	$10,018			$5,323
Net interest income		$685			$562
Interest rate spread (2)			2.40%			2.52%
Net interest margin (3)			2.80%			3.05%
Ratio of average interest-earning assets to interest-bearing liabilities			169.5%			140.5%
Total average deposits	18,544			14,708
(1)Approximately 80 percent of custodial deposits from loans subserviced which pay interest is recognized as an offset in net loan administration income.
(2)Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.
(3)Net interest margin is net interest income divided by average interest-earning assets.

Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net Income	$154	$222	$58	$538	$218
Weighted average common shares outstanding	53,912,584	57,032,746	56,513,890	56,094,542	56,584,238
Stock-based awards	431,382	347,063	684,844	411,271	654,740
Weighted average diluted common shares	54,343,966	57,379,809	57,198,734	56,505,813	57,238,978
Basic earnings per common share	$2.86	$3.90	$1.01	$9.59	$3.85
Stock-based awards	(0.03)	(0.02)	(0.01)	(0.07)	(0.05)
Diluted earnings per common share	$2.83	$3.88	$1.00	$9.52	$3.80

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$2,270	7.71%	$2,256	8.04%	$1,826	8.00%
Total adjusted avg. total asset base	$29,444		$28,069		$22,830
Tier 1 common equity (to risk weighted assets)	$2,030	9.15%	$2,016	9.21%	$1,586	9.62%
Tier 1 capital (to risk weighted assets)	$2,270	10.23%	$2,256	10.31%	$1,826	11.07%
Total capital (to risk weighted assets)	$2,638	11.89%	$2,471	11.29%	$1,936	11.74%
Risk-weighted asset base	$22,190		$21,882		$16,493

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$2,390	8.12%	$2,212	7.89%	$1,752	7.71%
Total adjusted avg. total asset base	29,437		$28,051		22,727
Tier 1 common equity (to risk weighted assets)	$2,390	10.77%	$2,212	10.11%	$1,752	11.04%
Tier 1 capital (to risk weighted assets)	$2,390	10.77%	$2,212	10.11%	$1,752	11.04%
Total capital (to risk weighted assets)	$2,608	11.75%	$2,427	11.09%	$1,862	11.73%
Risk-weighted asset base	22,194		$21,882		$15,873

Loans Serviced
(Dollars in millions)
(Unaudited)

	December 31, 2020		September 30, 2020		December 31, 2019
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$178,606	867,799	$180,981	893,559	$194,638	918,662
Serviced for others (3)	38,026	151,081	37,908	148,868	24,003	105,469
Serviced for own loan portfolio (4)	10,079	66,519	8,469	62,486	9,536	66,526
Total loans serviced	$226,711	1,085,399	$227,358	1,104,913	$228,177	1,090,657
(1)UPB, net of write downs, does not include premiums or discounts.
(2)Loans subserviced for a fee for non-Flagstar owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)Loans for which Flagstar owns the MSR.
(4)Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	December 31, 2020		September 30, 2020		December 31, 2019
Consumer loans
Residential first mortgage	$2,266	14.0%	$2,472	15.0%	$3,154	26.0%
Home equity	856	5.3%	924	5.6%	1,024	8.4%
Other	1,004	6.1%	973	5.9%	729	6.0%
Total consumer loans	4,126	25.4%	4,369	26.5%	4,907	40.4%
Commercial loans
Commercial real estate	3,061	18.9%	2,996	18.2%	2,828	23.3%
Commercial and industrial	1,382	8.5%	1,520	9.2%	1,634	13.5%
Warehouse lending	7,658	47.2%	7,591	46.1%	2,760	22.8%
Total commercial loans	12,101	74.6%	12,107	73.5%	7,222	59.6%
Total loans held-for-investment	$16,227	100.0%	$16,476	100.0%	$12,129	100.0%

Other Consumer Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	December 31, 2020		September 30, 2020		December 31, 2019
Indirect Lending	$713	71.0%	$710	73.0%	$578	79.3%
Point of Sale	211	21.0%	202	20.8%	63	8.6%
Other	80	8.0%	61	6.3%	88	12.1%
Total other consumer loans	$1,004	100.0%	$973	100.0%	$729	100.0%

Allowance for Credit Losses
(Dollars in millions)
(Unaudited)

	December 31, 2020	September 30, 2020	December 31, 2019
Residential first mortgage	$49	$52	$22
Home equity	25	29	14
Other	39	38	6
Total consumer loans	113	119	42
Commercial real estate	84	89	38
Commercial and industrial	51	42	22
Warehouse lending	4	5	5
Total commercial loans	139	136	65
Allowance for loan losses	252	255	107
Reserve for unfunded commitments	28	25	3
Allowance for credit losses	$280	$280	$110

Allowance for Credit Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended December 31, 2020
	Residential First Mortgage	Home Equity	Other Consumer	Commercial Real Estate	Commercial and Industrial	Warehouse Lending	Total LHFI Portfolio (1)	Unfunded Commitments
Beginning balance	$52	$29	$38	$89	$42	$5	$255	$25
Provision (benefit) for credit losses:
Loan volume	(2)	(2)	1	1	(2)	—	(4)	3
Economic forecast (2)	(6)	(6)	(2)	—	—	(1)	(15)	—
Credit (3)	(1)	(2)	(4)	—	8	—	1	—
Qualitative factor adjustments (4)	6	5	6	(6)	3	—	14	—
Charge-offs	(1)	—	(1)	—	(1)	—	(3)	—
Provision for charge-offs	1	—	1	—	1	—	3	—
Recoveries	—	1	—	—	—	—	1	—
Ending allowance balance	$49	$25	$39	$84	$51	$4	$252	$28
(1) Excludes loans carried under the fair value option.
(2) Includes changes in the lifetime loss rate based on current economic forecasts as compared to forecasts used in the prior quarter.
(3) Includes changes in the probability of default and severity of default based on current borrower and guarantor characteristics, as well as individually evaluated reserves.
(4) Includes $7 million of unallocated reserves attributed to various portfolios for presentation purposes.

	Twelve Months Ended December 31, 2020
	Residential First Mortgage	Home Equity	Other Consumer	Commercial Real Estate	Commercial and Industrial	Warehouse Lending	Total LHFI Portfolio (1)	Unfunded Commitments
	(Dollars in millions)
Beginning balance ALLL	$22	$14	$6	$38	$22	$5	$107	$3
Impact of adopting ASC 326	25	12	10	(14)	(6)	(4)	23	7
Beginning allowance balance	47	26	16	24	16	1	130	10
Provision (benefit) for credit losses:
Loan volume	(10)	(4)	9	3	(3)	1	(4)	7
Economic forecast (2)	5	(6)	3	15	(3)	(1)	13	11
Credit (3)	(5)	(3)	(2)	23	20	—	33	—
Qualitative factor adjustments (4)	12	8	11	19	21	3	74	—
Charge-offs	(6)	(3)	(5)	—	(1)	—	(15)	—
Provision for charge-offs	6	3	5	—	1	—	15	—
Recoveries	—	4	2	—	—	—	6	—
Ending allowance balance	$49	$25	$39	$84	$51	$4	$252	$28
(1) Excludes loans carried under the fair value option.
(2) Includes changes in the lifetime loss rate based on current economic forecasts as compared to forecasts used in the prior quarter.
(3) Includes changes in the probability of default and severity of default based on current borrower and guarantor characteristics, as well as individually evaluated reserves.
(4) Includes $7 million of unallocated reserves attributed to various portfolios for presentation purposes.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	December 31, 2020	September 30, 2020	December 31, 2019
Nonperforming LHFI	$46	$36	$16
Nonperforming TDRs	5	4	3
Nonperforming TDRs at inception but performing for less than six months	6	5	7
Total nonperforming LHFI and TDRs (1)	57	45	26
Other nonperforming assets, net	8	6	10
LHFS	9	6	5
Total nonperforming assets	$74	$57	$41

Ratio of nonperforming assets to total assets (2)	0.21%	0.17%	0.15%
Ratio of nonperforming LHFI and TDRs to LHFI	0.34%	0.28%	0.21%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.40%	0.31%	0.30%
(1)Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.
(2)Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total LHFI
December 31, 2020
Consumer loans	$9	$6	$38	$53	$4,126
Commercial loans	21	—	17	38	12,101
Total loans	$30	$6	$55	$91	$16,227
September 30, 2020
Consumer loans	$9	$4	$36	$49	$4,369
Commercial loans	—	—	10	10	12,107
Total loans	$9	$4	$46	$59	$16,476
December 31, 2019
Consumer loans	$9	$5	$26	$40	$4,907
Commercial loans	—	—	—	—	7,222
Total loans	$9	$5	$26	$40	$12,129
(1)Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
December 31, 2020
Consumer loans	$31	$10	$41
Commercial loans	5	—	5
Total TDR loans	$36	$10	$46
September 30, 2020
Consumer loans	$34	$9	$43
Commercial loans	5	—	5
Total TDR loans	$39	$9	$48
December 31, 2019
Consumer loans	$38	$10	$48
Total TDR loans	$38	$10	$48

Non-GAAP Reconciliation
(Unaudited)

    In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the tables below reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The DOJ benefit and loans with government guarantees that have not been repurchased and don't accrue interest are not reflective of our ongoing operations and, therefore, have been excluded from our U.S. GAAP results. The Company believes that tangible book value per share, tangible common equity to assets ratio, return on average tangible common equity, adjusted return on average tangible common equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio and adjusted net interest margin provide a meaningful representation of its operating performance on an ongoing basis.

    The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio.

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in millions, except share data)
Total stockholders' equity	$2,201	$2,195	$1,971	$1,842	$1,788
Less: Goodwill and intangible assets	157	160	164	167	170
Tangible book value	$2,044	$2,035	$1,807	$1,675	$1,618

Number of common shares outstanding	52,656,067	57,150,470	56,943,979	56,729,789	56,631,236
Tangible book value per share	$38.80	$35.60	$31.74	$29.52	$28.57

Total assets	$31,038	$29,476	$27,468	$26,805	$23,266
Tangible common equity to assets ratio	6.58%	6.90%	6.58%	6.25%	6.95%

Adjusted return on average common equity, adjusted return on average tangible common equity and adjusted return on average assets.

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(Dollars in millions)
Net income	$154	$116	$58	$538	$218
Add: Intangible asset amortization, net of tax	2	3	3	10	12
Tangible net income	$156	$119	$61	$548	$230

Total average equity	$2,235	$1,977	$1,803	$2,052	$1,695
Less: Average goodwill and intangible assets	159	165	172	164	179
Total tangible average equity	$2,076	$1,812	$1,631	$1,888	$1,516

Return on average tangible common equity	30.13%	26.16%	14.76%	29.00%	15.15%
Adjustment to remove DOJ adjustment	—%	—%	—%	—%	(1.28)%
Adjusted return on average tangible common equity	30.13%	26.16%	14.76%	29.00%	13.87%

Return on average assets	2.08%	1.77%	0.99%	2.00%	1.05%
Adjustment to remove DOJ adjustment	—%	—%	—%	—%	(0.09)%
Adjusted return on average assets	2.08%	1.77%	0.99%	2.00%	0.96%

Adjusted HFI loan-to-deposit ratio.

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in millions)
Average LHFI	$15,703	$14,839	$13,596	$11,823	$12,168
Less: Average warehouse loans	6,948	5,697	3,785	2,310	2,747
Adjusted average LHFI	$8,755	$9,142	$9,811	$9,513	$9,421

Average deposits	$21,068	$19,561	$17,715	$15,795	$15,904
Less: Average custodial deposits	8,527	7,347	6,223	4,776	4,772
Adjusted average deposits	$12,541	$12,214	$11,492	$11,019	$11,132

HFI loan-to-deposit ratio	74.5%	75.9%	76.7%	74.9%	76.5%
Adjusted HFI loan-to-deposit ratio	69.8%	74.8%	85.4%	86.3%	84.6%

Adjusted net interest margin.

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Net interest margin	2.78%	2.78%	2.86%	2.81%	2.91%
Adjustment to LGG loans available for repurchase	0.20%	0.16%	0.02%	—%	—%
Adjusted net interest margin	2.98%	2.94%	2.88%	2.81%	2.91%